Exhibit 99.1

FOR IMMEDIATE RELEASE

HARVEY KANTER APPOINTED TO

POTBELLY CORPORATION BOARD OF DIRECTORS

Chicago, IL. August 6, 2015 - Potbelly Corporation (NASDAQ: PBPB) today announced that Harvey Kanter has been appointed to Potbelly’s Board of Directors. Since March 2012, Mr. Kanter has served as the Chief Executive Officer and President of Blue Nile, Inc., an online retailer of diamonds and fine jewelry. Prior to joining Blue Nile, from January 2009 through March 2012, Mr. Kanter was the Chief Executive Officer and President of Moosejaw Mountaineering and Backcountry Travel, Inc., a premium outdoor apparel and gear retailer.

“We are pleased to have Harvey join our Board,” said Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly. “His extensive expertise and experience with digital media will benefit the Company’s continual development of new ways to connect with Potbelly fans.” Mr. Kanter commented, “The opportunity to join Potbelly is very compelling, given the company’s incredible customer experience, growth and future. I am very much looking forward to be a part of the opportunity with Potbelly.”

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and our franchisees operate over 20 shops domestically, in the Middle East and in the United Kingdom. For more information visit our website at www.potbelly.com.

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Contact:	Investor Relations

Investors@Potbelly.com

312-428-2950